EXHIBIT 99.3

Good morning. Thank you, Jay.

This morning I am pleased to present to you the 2019 Financial Report. It was not an easy year, as all of you know. We faced challenges and headwinds – in trade, in weather, in logistics – but we also found opportunities. CHS had a very good year financially. As we have seen in prior years, the diversity of our business portfolio helped us manage through the cycles of ag and energy.

Before we get started, please take a moment to review this slide, which has important information for our time together. Some of the business and financial topics we discuss today may contain forward–looking statements under federal securities laws.

It’s important to understand that our actual results or performance may differ significantly from those expressed or implied by today’s comments and presentations. These differences may come to exist because of risks and uncertainties relating to our business, including the risks and uncertainties we describe in our most recent 10-K annual report on file with the SEC.

Revenues in fiscal year 2019 were $32 billion. That’s slightly lower than last year, due in part to impacts from decreased global trade and weather, but still a very strong year and right in the middle of the five -year range.

Net income for the fiscal year came in at $830 million. That’s an increase of $54 million or 7 percent from fiscal year 2018. The key financial drivers for the year included:

•	Improved market conditions in our refined fuels business, primarily driven by favorable Canadian crude oil pricing.

•	Increased earnings from investments, including higher returns from our CF Nitrogen investment.

•	Also in fiscal year 2019, CHS acquired the remaining 75 percent interest in West Central Distribution a full-service wholesale distributor of agronomy products.

In addition to those benefits, we also had challenges, and you’ll see that reflected in earnings. Volumes were lower and margins were compressed in certain businesses. This year, as in most other years, our financial results also reflect certain non-operating outcomes and non-recurring events. Finally, there was significant work done this year to improve our internal controls environment and remediate three material weaknesses.

This chart shows net income at the bottom comparing fiscal year 2019 to fiscal year 2018. Now I’m going to spend some time reviewing the different components that make up earnings.

The Energy segment includes four businesses: Refined fuels, propane, lubricants and transportation. Energy had a great year with pre-tax earnings of $618 million. That’s up $166 million from the prior year. These earnings were the result of improved market conditions which were partially offset by refinery downtime due to planned maintenance last spring. Also, the prior fiscal year’s Energy earnings included gains on the sale of assets, which did not recur in fiscal year 2019.

The main driver of Energy earnings was the favorable pricing of Canadian crude oil, which is processed by our refineries in Laurel, Montana, and McPherson, Kansas.

This chart shows two years of crude oil prices. The black line is the U.S. benchmark price. You can see the range has been between $45 and $75. The red line is the benchmark price of Canadian crude oil. Starting in late summer of 2018 through that fall, the Canadian oil market disconnected from the U.S. market and traded at a much lower price.

This was due to short-term oversupply in Alberta and bottlenecks in logistics at a time when demand was slower. At times in the fall of 2018 when the U.S. oil price was above $60, the price in Canada was under $20 per barrel. Over 60 percent of the crude oil CHS processes comes from Canada. CHS didn’t benefit from this by chance. We’ve made investments in our two refineries to be able to process the heavier, higher-sulfur Canadian oil. We’ve also made strategic pipeline connections to be able to access a variety of oil markets.

The ag reporting segment includes Agronomy, Global Grain Marketing, Country Operations, Processing and Renewable Fuels Production. Ag had pretax earnings of $43 million. That’s a decrease of $31 million from prior year. There are a variety of things that impacted Ag earnings.

Weather, of course, was a huge component. Late snowfall across much of the trade territory, followed by spring flooding that delayed, and, in some cases, prevented planting. Ongoing global trade issues between the U.S. and foreign trading partners resulted in generally lower volumes and lower margins across much of our Ag segment.

Logistics were also a challenge. For example, we’d typically see the first barge of fertilizer off the Mississippi River arrive in St. Paul in April. This year, the first barge of fertilizer got to St. Paul in July. Likewise, shipments of grain south on the Mississippi were also challenged. With the river closed in key areas, instead of shipping grain via barge to our export facility in Myrtle Grove, Louisiana, we used railcars. And that added costs. In light of the current ag environment, we did evaluate certain receivables on our balance sheet, and, in fiscal year 2019, we increased loan loss reserves.

But there were some bright spots in Ag. The acquisition of the remaining 75 percent interest in West Central contributed to higher earnings. This acquisition expanded the distribution assets, capabilities and expertise of CHS Agronomy. Soybean processing margins were higher year over year at our Fairmont and Mankato, Minnesota, plants.

Now let’s take a look at a chart on trade. This shows 20 years of U.S. soybean exports. Within that total, the green area shows exports to China. You can see the decline in recent years. This impacts the volume of grain CHS sells but also the profitability of certain assets like our grain export facilities in the Pacific Northwest. With China buying fewer beans from the U.S., CHS is targeting other markets.

The reporting segment of Nitrogen Production is our investment in CF Nitrogen. Pretax earnings were $73 million; that’s an increase of $34 million from last year. This improvement was driven by higher prices for urea and UAN.

Finally, our Corporate and Other earnings were $82 million. This was a decrease from fiscal year 2018, but fiscal year 2018 earnings included the sale of the CHS Insurance business. Corporate and Other includes wholly owned subsidiaries like CHS Hedging and CHS Capital. Both had great results. This segment also includes two joint ventures: Ardent Mills, a leading flour supplier, and Ventura Foods, a producer of oil-based branded and private-label foods.

To summarize, our fiscal year 2019 results showed a $54 million increase in net income compared to fiscal year 2018. Your commitment to your cooperative and the dedication of our employees helped drive these results.

Earlier this morning, Chairman Schurr reported on the Board’s equity management decisions. As he noted in his report, the Board has again designated 10 percent of this year’s patronage-based earnings to the unallocated capital reserve. This year, patronage will be issued in cash and nonqualified equity certificates. In total, $180 million in cash will be distributed to owners: $90 million in cash patronage and $90 million in equity redemptions.

Of the $90 million in equity redemptions, $63 million will go to member cooperatives. The balance of $27 million will be distributed to individual owners. That split represents the percentage ownership of CHS. The $63 million of member cooperative redemptions will include $10 million of fiscal year 2018 nonqualified equity certificates. The balance of the redemptions will be qualified certificates. The $27 million of individual producer member equity will be distributed based on requests from those who have reached age 70 or requests from estates.

The Board also approved a policy change this year, and that applies to individual members. The revised policy allows those over age 70 to request their equity once every five years. The previous policy allowed for individual members to redeem their equity only once after reaching the eligible age.

Here are a few wholesale patronage rates. What you see on the screen is total patronage and cash patronage. I’ll highlight a few:

•	Premium diesel total patronage will be 17.6 cents per gallon with a cash portion of 2.8 cents.

•	For propane, total patronage is 2.4 cents per gallon.

•	And in Agronomy, bulk fertilizer patronage will be $6.42 per ton with cash of $1.03.

As we look to the future, equity management decisions will continue to be made with these three things in mind: Doing what’s in the best interests of CHS and its owners, keeping the balance sheet strong and allowing CHS to grow in the future.

Your cooperative delivered solid financial results for fiscal 2019. We will likely face continued challenges in ag in fiscal 2020. But we’re committed to working with you to navigate those challenges.

Thank you for your business and for your continued support of CHS.